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                                                                      EXHIBIT 21


                     SUBSIDIARIES OF ENERGEN CORPORATION

                           Alabama Gas Corporation
                           Taurus Exploration, Inc.
                         Taurus Exploration USA, Inc.
                             Basin Pipeline Corp
                           American Heat Tech, Inc.
                              EGN Services, Inc.
                              Midtown NGV, Inc.